Exhibit 11.1

Insider Trading Policy

December 15, 2023

MDxHealth S.A. (the “Company”) has adopted this Insider Trading Policy (as it may be in effect from time to time, this “Policy”) to promote compliance with federal and international securities laws by directors, officers, employees and consultants of the Company and its affiliates, as well as any immediate family members sharing the household of any of the foregoing, and any entities controlled by any of the foregoing persons, including corporations, partnerships or trusts (collectively, “Company Personnel”). This Policy also is designed to protect an important corporate asset: the Company’s reputation for integrity and ethical conduct. This Policy governs transactions in securities of the Company or any other issuer where conflicts of interest could arise. As a result of applicable securities laws and this Policy, Company Personnel may, from time to time, have to forego or delay a desired securities transaction, and may suffer economic loss or forego anticipated profit as a result.

POLICY

No Company Personnel may trade in the Company’s securities unless certain that he or she does not possess material inside information. No Company Personnel may disclose, or “tip,” such information to others who might use it for trading, might pass it along to others who might trade, or might use it for any other improper purpose.

Similarly, Company Personnel may not purchase or sell, offer to purchase or sell, or otherwise trade in securities of any other company unless they are certain that they do not possess any material inside information about that company which they obtained in the course of their employment or consulting relationship with the Company, such as information about a major contract or merger being negotiated. No Company Personnel may “tip” such information to others who might use it for trading or might pass it along to others who might trade, or otherwise potentially use it for any improper purpose.

Covered Persons (as defined below) must “pre-clear” all trading in Company securities in accordance with the procedures set forth below in the section entitled “Pre-Clearance of Securities Transactions.”

Inside information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is prohibited.

The Company’s General Counsel (or his/her designee) shall have the authority to administer and interpret this Policy.

All Company Personnel will be required to undergo periodic training regarding this Policy, and to certify that they have read, understand, and will abide by the terms of this Policy as it may be in effect from time to time.

DEFINITIONS

“Covered Persons” include (1) all members of the Company’s Board of Directors, (2) all personnel at the level of Vice President or above, (3) all executive officers, (4) any other Company Personnel as determined from time to time by the General Counsel and notified in writing (including via email), and (5) any immediate family members sharing the household of any of the foregoing.

“non-public information” or “inside information”, means information that has not yet become publicly available or disseminated to the public. The test of whether information is non-public is fact-based and depends on the specific circumstances involved. For example, the fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Release of information to the media does not immediately free Company Personnel to trade. To be “public” the information must have been disseminated in a manner designed to reach investors generally. Further, information that has been released may not mean that the information is “non-public.” Company Personnel should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 24 hours after publication before trading. If you are not sure whether information is considered public, you should either consult with the General Counsel or assume that the information is non-public and treat it as confidential.

“securities” include any type of stock, share, limited partnership interest, or bond, debt or other fixed income instrument issued by a business, organization or government agency or instrumentality. It also includes buying, selling or writing an option or some other instrument that derives its value from another security, such as put and call options and convertible debentures or preferred stock, as well as debt securities such as bonds and notes.

“trading” includes buying or selling or any other transaction involving publicly-traded securities (such as “shorting” a stock). It does not include purchasing stock under an employee option or making a gift that does not satisfy a legal obligation. It does not include previously created 10b5-1 plans, for example, as discussed below.

“material information” is any information relating to a company, its business operations or securities, the public dissemination of which would be likely to affect the market price of any of its securities, or which would be likely to be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. While it is not possible to list all types of information which might be considered material under particular circumstances, information concerning the following subjects are particularly likely to be found material:

•	earnings;
•	unexpected financial results;
•	major new discoveries or advances in research;
•	acquisitions, including mergers and tender offers;
•	sales of substantial assets;
•	financings or restructurings;
•	an extraordinary item for accounting purposes, including:
o	changes in debt ratings;
o	significant write-downs of assets;
o	additions to reserves for bad debts or contingent liabilities;
o	liquidity problems;
•	extraordinary management developments;
•	dividends;
•	public or private offerings of securities;
•	major price or marketing changes for products;
•	labor negotiations;
•	threatened or actual significant litigation or investigations by government authorities, cybersecurity attacks, breaches or similar events;
•	awards or losses of significant contracts; and
•	receipt or denial of licenses or regulatory approvals of products or rates.

The information may be positive or negative. Material information is not limited to historical facts but may also include projections and forecasts. The public, the media, and the courts may use hindsight in judging what is material. When in doubt about whether particular inside information is material, you should presume it is material and consult with the General Counsel.

ADDITIONAL PROHIBITIONS AND GUIDANCE

Short Sales and Derivatives.

Short sales of the Company’s securities (a sale of securities which are not then owned), including a “sale against the box” (a sale with delayed delivery) are prohibited.

No Company Personnel may ever engage in transactions in publicly traded options, such as puts, calls and other derivative securities, relating to the Company. This prohibition also extends to various forms of hedging transactions or monetization transactions, such as zero-cost collars and forward sale contracts, as they involve the establishment of a short position in the Company’s securities. This prohibition does not prevent employees from exercising company-issued options, subject to the other restrictions of this Policy.

Standing Orders

Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral declines. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material inside information regarding the Company, Company Personnel are prohibited from holding securities of the Company in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be permitted in certain limited circumstances with the advance written approval of the Company’s General Counsel (or his/her designee).

10b5-1 Plans

Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b-5. To be eligible for this defense, Company Personnel may enter into a “10b5-1 plan” for trading in the Company’s stock. If the plan meets the requirements of Rule 10b5-1, the Company’s stock may be purchased or sold without regard to certain insider trading restrictions.

To comply with this Policy, a 10b5-1 plan must be approved by the General Counsel (or his/her designee) and meet the requirements of Rule 10b5-1.

In general, a 10b5-1 plan must be entered into at a time when there is no undisclosed material information. Once the plan is adopted, Company Personnel must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Internet and Social Media

Because of the potential for abuse of the prohibition on “tipping,” Company Personnel are prohibited from posting any information on Internet chat rooms, social media or other types of public forums where the Company or the Company’s securities are a topic.

BLACKOUT POLICY

As part of this Policy, the Company has adopted a blackout policy that prohibits trading in the Company’s securities by officers, directors and certain employees and/or consultants, beginning on the day that is seven (7) calendar days prior to the last day of each fiscal quarter and ending 48 hours after earnings for such quarter are publicly released.

Who is covered by this blackout policy?

●	All Company Personnel.

What transactions are prohibited during a blackout period?

●	Open market purchase or sale of the Company’s securities;
●	Purchase or sale of the Company’s securities through a broker; and
●	Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period.

What transactions are allowed during a blackout period?

●	Exercise of stock options where no Company stock is sold in the market to fund the option exercise;
●	Gifts of Company stock;
●	Transfers of Company stock to or from a trust; and
●	Transactions pursuant to Rule 10b5-1 plans approved by the General Counsel (or his/her designee) in accordance with this Policy.

In addition to the standard end-of-quarter blackout periods, the Company may, from time to time, impose other blackout periods upon notice to those persons who are affected. The scope of persons affected may be broader than, or different from, the persons described above.

As an aid to implementation of this Policy, during blackout periods the Company may utilize available procedures to restrict prohibited actions on any equity award administration website made available to employees.

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

All Covered Persons are obligated to pre-clear transactions in the Company’s securities. These transactions include all transactions noted above as being prohibited during a blackout period. Pre-clearance is not required for the trading of securities under an approved 10b5-1 plan.

Who authorizes the pre-clearance?

●	The General Counsel (or his/her designee); or
●	The Chief Financial Officer, in the event the General Counsel is seeking pre-clearance.

How does a Covered Person request pre-clearance?

●	The General Counsel (or his/her designee) will implement and maintain processes for requesting pre-clearance
●	A Covered Person requesting pre-clearance may be required to certify that he or she is not in possession of material nonpublic information

Pre-clearance authorization generally is good for up to five (5) days, unless you come into contact with material inside information during that time or if the authorization is designated for a shorter period. If the transaction does not occur during such authorization period, pre-clearance of the transaction must be re-requested. The pre-clearance authorization decision, whether approved or denied, shall be final and shall be kept confidential by the requestor.

POST-TERMINATION TRANSACTIONS

Applicable securities laws continue to apply to transactions in Company securities even after service with the Company has ended. Company Personnel in possession of material non-public information at the time of their termination, may not purchase or sell Company securities until that information has become public or is no longer material.

SECTION 16 REPORTS

Some officers and all of the Company’s directors may be obligated to file Section 16 reports when they engage in transactions in the Company’s securities. Although the General Counsel’s office may assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.

Who may be obligated to file Section 16 reports?

●	the Company’s directors; and
●	the Company’s officers designated as “executive officers” for SEC reporting purposes by the Board of Directors.

FORM 144 REPORTS

The Company’s directors and certain officers designated by the Board of Directors are required to file Form 144 before making an open market sale of the Company’s securities. Form 144 notifies the SEC of your intent to sell the Company’s securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports that may be filed on your behalf by the Company.

INDIVIDUAL RESPONSIBILITY

Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material inside information rests with that individual, and any action on the part of the Company, the General Counsel (or his/her designee) or any other Company employee or service provider pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all Company Personnel should use good judgment at all times.

PENALTIES FOR NON-COMPLIANCE

Penalties under the SEC for violations of insider trading laws, which prohibit trading on material inside information, apply to both the individuals involved in such unlawful conduct and their employers and supervisors, and include: (1) imprisonment, (2) criminal fines, (3) civil penalties, (4) prejudgment interest, and (5) private party damages. In addition, violation of this Policy could result in termination or other disciplinary action. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. If you have questions regarding any of the provisions of this Policy, please contact the General Counsel.

CERTIFICATION

From time to time, all Company Personnel will be required to certify that they have received and read a copy of this Policy and to certify compliance with it. In the event that an individual fails to make such a certification, the Company, in its discretion, may request information or documentation, including records relating to securities trading, or take such other action as it may deem appropriate to assure compliance with this Policy.

MDxHealth S.A.

Acknowledgement Regarding Insider Trading Policy

The undersigned director, officer, employee, contractor or consultant of MDxHealth S.A. (“Mdxhealth”) or its affiliate hereby acknowledges that the undersigned:

1.	Has received and reviewed a copy of Mdxhealth’s Insider Trading Policy (the “Policy”), and understands the Policy and the responsibilities of the undersigned thereunder; and

2.	Will comply at all times with the Policy, as it may be in effect from time to time, in connection with (i) all trading in Mdxhealth securities by the undersigned, or in which the undersigned participates or provides assistance (whether or not for the account of the undersigned) and (ii) the confidentiality of inside information.

Date:
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